Exhibit 99.1

Media Contact:	Dick Pacini
The Millerschin Group
Email: dpacini@millerschingroup.com
Office: 248-276-1970
Cell: 248-770-6446
Sparton Corporation Announces Board of Director Changes
SCHAUMBURG, Ill. — August 14, 2009 — Sparton Corporation (NYSE: SPA) today announced that Mr. Bradley O. Smith, director and former chairman of the 109 year-old Company, has notified Sparton’s board of directors that he will not seek re-election as a board member at the Company’s upcoming annual shareholders meeting later this year. Additionally, Mr. James N. DeBoer has announced his retirement from the board of directors upon completion of his term on the same date.
Mr. Smith had served on the board of directors since 1998 and was chairman from 2000-2008. Previously, Mr. Smith had worked in the automotive supplier market, operating his own business for 24 years in Ionia, Mich.
“With the Company’s turn around firmly in place, I can comfortably walk away from the Company as planned,” said Mr. Smith. “My family has been instrumental in running Sparton since 1950, and with Sparton’s new management team in place and the addition of the board’s independent directors last year, I am confident it is in good hands.”
Mr. DeBoer had served as general counsel for the company in the late 1960’s. He ends his career as the current longest serving member of Sparton’s Board of Directors, which began in 1971. Mr. DeBoer is of counsel with the law firm of Varnum, Riddering, Schmidt & Howlett, LLP, in Grand Rapids, Mich., where he has been a partner for 59 years.
“I have seen Sparton transform itself many times in my 38 years as a board member and am excited for its future,” said Mr. DeBoer. “I wish the Company and all its employees my best.”
“The board has always recognized the need to reduce its size to be in line with industry standards,” adds David Molfenter, chairman of the board. “With these announcements, we are able to reduce the board from 11 to nine members, while maintaining our diversity and being better able to counsel management on their accelerated financial turn around and impending growth initiatives.”

“We’d like to thank both Brad and Jim for their years of service to Sparton and wish them well,” said Cary Wood, president and CEO, Sparton Corp. “We appreciate the counsel they have given us over the years and are pleased with the progress the Company has made recently. The immediate and long-term effects are leading us toward greater financial stability and operational efficiency in preparation for our strategic growth plans.”
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Schaumburg, Ill., Sparton currently has four manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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